Exhibit 10.5
US Dry Cleaning Memo

TO:	Haddon Libby ("HL")
FROM:	John Bryan
DATE:	Wednesday, October 19,2005
SUBJECT:	Employment Offer and Term Sheet

Dear Haddon,

This is subject to the approval of the Board of Directors and the Compensation Committee of the Board of Directors of USDC and FVC.

Position:	Chief Financial Officer of USDC or, in the event a change is necessary, a senior officer of the company;

Start Date:	2 weeks from the date of signing this agreement;

Job Responsibilities:
Regardless of HL's title, HL is responsible for (a) overseeing the $20 million next round of financing (the "Financing") and assisting in the preparation of all financing documents in conjunction with the USDC's investment bankers, lawyers, and auditors and (b) leading and successfully completing the $7.5 million minimum Financing by December31st and the $20 million maximum by February 28th, 2006, and, (c) managing the day-to-day financial activities and SEC reporting of USDC, and (d) originating and completing subsequent financings approved by the Board of Directors, and, (e) assist with the analysis and completion of all acquisitions approved by the Board of Directors, and, (f) day to day CFO duties commensurate with a public company, and (g) other such activities as requested by the Chairman;

Salary	Compensation: $150,000per year paid to HL. HL's salary will be subject to the review of the compensation committee of USDC's Board of Directors after the confirmation of the merger with FVC;

Bonus Compensation:
Subject to the development of quantitative and qualitative goals and subject to the approval of the compensation committee of the Board of Directors of FVC, HL will receive periodic performance bonuses. Bonus compensation will be up to a maximum of 300% of Salary Compensation;

Health Care:	HL will receive a comprehensive health care package covering himself and his immediate family.

Stock Options:
HL will receive stock options, in accordance with an approved S-8 stock option plan (the "Plan") that will be filed with the SEC within 6 months of the merger with FVC. The options granted to HL will be equal to 300,000 shares and are subject to the confirmation and approval of the compensation committee of the Board of Directors of FVC. 150,000shareswill be at a strike price of $1.00and 150,000 shares will be at a strike price of $2.00 per share. Upon execution of this agreement you will be granted the first 150,000 options on standard and customary Terms and conditions and on month 13 you will receive the remaining 150,000 options on similar terms. The option terms and conditions will conform to the Plan;

Office Location:	You will have an office at the corporate headquarters in Palm Springs, CA and you will be expected to travel to LA and other such places as necessary;

Other:
HL's term sheet will be replaced by a comprehensive 2 year employment contract subject to the approval of the Board of Directors of FVC after completion of the merger with USDC. HL's contract will include severance provisions of 6 months in the event HL's employment is terminated by USDC or FVC for any reason except cause. Other such terms and conditions may be included as may be found in similar CFO contracts for public companies of this size. HL agrees to devote substantially all of his working time and efforts to US DC and FVC.

SIGNED AND AGREED BY:

/s/ Robbie Lee	10/21/05
Robbie Lee	DATE
For USDC

/s/ Haddon Libby	10/21/05
Haddon Libby	DATE
For Himself